Exhibit 23.3

Consent of Independent Auditors

Retrophin, Inc.

New York, NY

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 14, 2014, relating to the statement of revenues and direct expenses for the Thiola product line of Mission Pharmacal Company for the year ended December 31, 2013 appearing in the Company’s Current Report on Form 8-K/A filed on August 14, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

March 11, 2015